SUBITEM 77C: Submission of matters to a vote of security holders.

On October 16, 2009, a Special Meeting of Shareholders was held to consider a proposal to approve an Agreement and Plan of Reorganization (the "Reorganization Agreement") pursuant to which the Focused Large-Cap Value Portfolio would transfer all of its assets to the SunAmerica Value Fund, a series of SunAmerica Equity Funds, in exchange solely for the assumption of the Focused Large-Cap Value Portfolio's liabilities by the SunAmerica Value Fund and for Class A, Class B and Class C shares of the SunAmerica Value Fund, which shares will be distributed by the Focused Large-Cap Value Portfolio to the holders of its shares in complete liquidation thereof. The voting results of this Special Meeting are as follows:


Focused Large-Cap Value Portfolio

FOR		   AGAINST	   ABSTAIN
4,713,063	    	355,109    305,937


On October 16, 2009, a Special Meeting of Shareholders was held to consider a proposal to approve an Agreement and Plan of Reorganization (the "Reorganization Agreement") pursuant to which the Focused Mid-Cap Value Portfolio would transfer all of its assets to the Focused Small-Cap Value Portfolio, also a series of the SunAmerica Focused Series, Inc., in exchange solely for the assumption of the Focused Mid-Cap Value Portfolio's liabilities by the Focused Small-Cap Value Portfolio and Class A, Class B and Class C shares of the Focused Small-Cap Value Portfolio, which shares will be distributed by the Focused Mid-Cap Value Portfolio to the holders of its shares in complete liquidation thereof. The voting results of this Special Meeting are as follows:

Focused Mid-Cap Value Portfolio
FOR		  AGAINST	  ABSTAIN
3,505,952	   282,614    	  253,519


On October 16, 2009, a Special Meeting of Shareholders was held to consider a proposal to approve an Agreement and Plan of Reorganization (the "Reorganization Agreement") pursuant to which the Focused Mid-Cap Growth Portfolio would transfer all of its assets to the Focused Small-Cap Growth Portfolio, a series of the SunAmerica Focused Series, Inc., in exchange solely for the assumption of the Focused Mid-Cap Growth Portfolio's liabilities by the Focused Small-Cap Growth Portfolio and Class A, Class B, Class C and, if applicable, Class I shares of the Focused Small-Cap Growth Portfolio, which shares will be distributed by the Focused Mid-Cap Growth Portfolio to the holders of its shares in complete liquidation thereof. The voting results of this Special Meeting are as follows:

Focused Mid-Cap Growth Portfolio
FOR		   AGAINST	   ABSTAIN
3,520,783	    402,285    	  131,573